EXHIBIT 21.1

                    SUBSIDIARIES OF WINSLOEW FURNITURE, INC.



                           State or Other Jurisdiction
                      Name                  of Incorporation or organization
            ===================================================================


1     Winston Furniture Company of Alabama     Alabama

2     Loewenstein, Inc.                        Florida

3     Texacraft, Inc.                          Texas

4     Tropic Craft, Inc.                       Florida

5     Winston Properties, Inc.                 Alabama

6     Pompeii Furniture Co., Inc.              Miami

7     Industrial Mueblera Pompeii de Mexico,
      S.A. de C.V                              Mexico, D.F.

8     Lodging By Loewenstein                   North Carolina

9     Southern Wood Products                   Tennessee